EXHIBIT 21.1

               SUBSIDIARIES OF SEAHAWK CAPITAL CORPORATION
     (With Percentage Ownership and Jurisdictions of Incorporation)



SEAHAWK CAPITAL CORPORATION

- -----     EUROHAWK CORPORATION (100%) - Incorporated in Delaware (Note 1)

- -----     SEAHAWK FOODS INTERNATIONAL, INC. (100%) - Incorporated in Delaware

- -----     SRC FOOD GROUP LIMITED (100%)-Incorporated in United Kingdom (Note 2)

- -----     SCOTCOAST LIMITED (80.26%) - Incorporated in United Kingdom

- -----     PEICO, LIMITED (50%) - Incorporated in United Kingdom



Note 1 Seahawk Capital Corporation's investment in Eurohawk Corporation was distributed to the Seahawk Capital Corporation as a stock dividend on as of February 29, 1996.


Note 2 Seahawk Foods International, Inc. obtained the remaining 30% of the outstanding capital stock of SRC Food Group Limited in February, 1996.